Exhibit (d)(10)

[Boston Partners Letterhead]

January 26, 2015

Salvatore Faia

President

The RBB Fund, Inc.

Bellevue Park Corporate Center

103 Bellevue Parkway

Wilmington, DE 19809

Re:                 Boston Partners Investment Funds—Boston Partners All-Cap Value Fund, Boston Partners Long/Short Equity Fund, Boston Partners Long/Short Research Fund, Boston Partners Global Long/Short Fund, and Boston Partners Global Equity Fund

Dear Mr. Faia:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, and effective as of the date noted above, Robeco Investment Management, Inc. (the “Adviser”) agrees that in order to maintain the established expense ratios of the following Boston Partners Investment Funds: Boston Partners All-Cap Value Fund, Boston Partners Long/Short Equity Fund, Boston Partners Long/Short Research Fund, Boston Partners Global Long/Short Fund, and Boston Partners Global Equity Fund (each a “Fund” and collectively the “Funds”), of The RBB Fund, Inc. (the “Company”), the Adviser shall, until further notice, but in no event terminating before January 26, 2016, waive all or a portion of its investment advisory fees and/or reimburse expenses (other than acquired fund fees and expenses, short sale dividend expenses, brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) in an aggregate amount equal to the amount by which a Fund’s total operating expenses (other than acquired fund fees and expenses, short sale dividend expenses, brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) exceeds a total operating expense ratio (other than acquired fund fees and expenses, short sale dividend expenses, brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) of:

•                  0.70% and 0.95% of the average daily net assets of the Institutional Class and Investor Class, respectively, of the Boston Partners All-Cap Value Fund.

•                  2.50% and 2.75% of the average daily net assets of the Institutional Class and Investor Class, respectively, of the Boston Partners Long/Short Equity Fund.

•                  1.50% and 1.75% of the average daily net assets of the Institutional Class and Investor Class, respectively, of the Boston Partners Long/Short Research Fund.

•                  2.00% and 2.25% of the average daily net assets attributable to the Institutional Class shares and Investor Class shares, respectively, of the Boston Partners Global Long/Short Fund.

•                  0.95% and 1.20% of the average daily net assets attributable to the Institutional Class shares and Investor Class shares, respectively, of the Boston Partners Global Equity Fund.

The Adviser acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed Fund expenses at any time in the future, except with respect to the Boston Partners Long/Short Research Fund, Boston Partners Global Equity Fund, and Boston Partners Global Long/Short Fund only. With respect to the Boston Partners Long/Short Research Fund, Boston Partners Global Equity Fund, or Boston Partners Global Long/Short Fund, effective with respect to each Fund as of the effective date of the Advisory Agreement between the Company, on behalf of such Fund and the Adviser, if at any time  the total annual fund operating expenses of the Boston Partners Long/Short Research Fund, Boston Partners Global Equity Fund, and Boston Partners Global Long/Short Fund for that year are less than 1.75%, 1.20%, or 2.25%  respectively, of the average daily net assets attributable to that Fund’s Investor Class shares or less than 1.50%, 0.95%, or 2.00%, respectively, of the average daily net assets attributable to that Fund’s Institutional Class shares, the Adviser shall be entitled to reimbursement by the Boston Partners Long/Short Research Fund, Boston Partners Global Equity Fund, or Boston Partners Global Long/Short Fund, in whole or in part as provided below, of the investment advisory fees waived or reduced and other payments remitted by the Adviser to such Fund pursuant to this Agreement within three years from the date on which such waiver or reimbursement was made by the Adviser if such reimbursement does not cause the Fund to exceed expense limitations that were in effect at the time of the waiver or reimbursement.  The total amount of reimbursement to which the Adviser may be entitled (the “Reimbursement Amount”) shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the Boston Partners Long/Short Research Fund, Boston Partners Global Equity Fund, and Boston Partners Global Long/Short Fund, pursuant to this Agreement, less any reimbursement previously paid by the Fund to the Adviser, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

ROBECO INVESTMENT MANAGEMENT, INC.

By:
	Name:	William G. Butterly, III
	Title:	Chief Operation Officer
Senior Managing Director

Your signature below acknowledges
acceptance of this Agreement:

By:
Salvatore Faia
President
The RBB Fund, Inc.